[Oppenheimer Management Corporation logo]

                                          January 3, 1983

To The Board of Directors
Oppenheimer Target Fund, Inc.
2 Broadway
New York, New York  10004

To The Board of Directors of the
Oppenheimer Target Fund, Inc.

      Oppenheimer Management Corporation hereby undertakes that the total expenses of Oppenheimer Target Fund, Inc. (the "Fund") in any fiscal year of the Fund, exclusive of taxes, interest, brokerage fees and any extraordinary non-recurring expenses, including litigation, affecting the Fund, shall not exceed (and Oppenheimer Management corporation undertakes to pay or refund to the Fund any amount by which such expenses shall exceed) the most stringent applicable state "blue sky" expense limitation requirement for the qualification of the sale of the Fund's shares.

                        Very truly yours,

                        OPPENHEIMER MANAGEMENT CORPORATION

                        By  /s/ Robert G. Galli
                        -------------------------------------
                        Robert G. Galli, Executive Vice President

Two Broadway, New York, NY 10004 - 212/668/5000